UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ares Industrial Real Estate Income Trust Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholder, The Ares Industrial Real Estate Income Trust (AIREIT) Annual Shareholder Meeting has been adjourned to permit shareholders additional time to consider and vote on the proposals described in the company’s proxy statement. Our records indicate that we have not yet received voting instructions for your account. We appreciate your investment and encourage you to cast a vote for this year’s meeting. Your participation will make a meaningful difference in our ability to conduct necessary business, including the election of our directors. Regardless of the number of shares you own, your vote is very important and will help us avoid additional solicitation costs. Please vote your shares promptly using any one of the methods described in this letter. If you have questions about the process please contact your financial advisor or call 720-310-3705. Thank you for your ongoing support as an AIREIT shareholder. Sincerely, Vote Three Ways Mail Vote processing Mark, sign and date your ballot and return it in the postage-paid envelope provided. Phone With a proxy card Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. Online www.proxyvote.com Please have your proxy card in hand when accessing the website. There are easy- to-follow directions to help you complete the electronic voting instruction form. William S. Benjamin Chairman of the Board of Directors Ares Industrial Real Estate Income Trust Meeting Adjourned. We still need your support.

Ares Industrial Real Estate Income Trust Reminder: Your Vote is Missing! The Annual Shareholder Meeting will be held on August 6, 2026. Whether or not you plan to attend, your vote is very important. Ares Industrial Real Estate Income Trust Your Participation Matters – Cast Your Vote Now R40757-EPR Vote Three Ways Mail Vote processing Mark, sign and date your ballot and return it in the postage-paid envelope provided. Phone With a proxy card Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. Online www.proxyvote.com Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

Where can I fi nd my unique control number? If you have questions about the process, please contact your fi nancial advisor or call 720-310-3705. Note: This is not an actual Control Number. Please refer to the proxy card for your unique Control Number.